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                           EXHIBIT 11

                    OXFORD INDUSTRIES, INC.
                COMPUTATION OF PER SHARE EARNINGS
         SIX MONTHS AND QUARTERS ENDED NOVEMBER 26, 1993
                      AND NOVEMBER 27, 1992
                           (UNAUDITED)
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

                           Six Months Ended               Quarter Ended
                       --------------------------  --------------------------
                       November 26,  November 27,   November 26,  November 27,
                          1993           1992           1993           1992
- ---------------------  -----------  -----------     -----------    -----------
Net Earnings           $9,811,000     $7,731,000     $5,829,000     $4,617,000

Average Number of Shares
  Outstanding:

  Primary               8,763,105      8,868,125      8,775,967      8,828,820
  Fully diluted         8,784,420      8,883,518      8,783,006      8,859,595
  As reported*          8,592,722      8,697,766      8,581,949      8,664,276

Net Earnings per Common Share:

  Primary                   $1.12          $0.87          $0.66          $0.52
  Fully diluted             $1.12          $0.87          $0.66          $0.52
  As reported*              $1.14          $0.89          $0.68          $0.53

- -------------------------
* Common stock equivalents (which arise solely from outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.

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